                                                                    EXHIBIT 99.1

                          PHOENIX FOOTWEAR GROUP, INC.
--------------------------------------------------------------------------------

                PHOENIX FOOTWEAR GROUP TO ACQUIRE ALTAMA FOOTWEAR

  WILL EXPAND PORTFOLIO THROUGH ADDITION OF MANUFACTURER OF MILITARY BOOTS FOR
                   DEPARTMENT OF DEFENSE AND COMMERCIAL MARKET

CARLSBAD, CALIFORNIA, JUNE 15, 2004 - Phoenix Footwear Group, Inc. (AMEX: PXG) announced today that it has entered into a definitive agreement to purchase Altama Delta Corporation ("Altama"), a designer, manufacturer and distributor of high performance combat and tactical boots for U.S. and foreign militaries, government agencies and the commercial sector. The acquisition is in line with Phoenix Footwear's strategy of developing a portfolio of sustainable niche brands that the Company believes offer consistent cash flow and brand growth potential.

Under the definitive agreement, which has been approved by Phoenix Footwear's Board of Directors, the Company will pay to Altama's sole shareholder $39.0 million, plus an earnout payment of $2.0 million subject to Altama meeting certain sales requirements. Additionally, the Company has agreed to pay Altama's sole shareholder $2.0 million in consideration for a five-year covenant-not-to-compete and other restrictive covenants, and to enter into a two-year consulting agreement with him for an annual consulting fee of $100,000. The acquisition will be financed by a combination of debt and equity. The transaction, which is subject to financing and other customary closing conditions, is expected to close in the next 90 days.

In its second quarter ended April 3, 2004, Altama generated net sales of $12.0 million and operating income of $2.5 million. During the same period, Altama's income before taxes was $2.6 million, and its income after a provision for taxes at Phoenix Footwear's assumed income tax rate of 42% would have been $1.5 million. For the 12 months ended April 3, 2004, Altama generated net sales of $39.8 million and operating income of $7.9 million. During the same period, Altama's income before taxes was $7.8 million, and its income after a provision for taxes at an assumed income tax rate of 42% would have been $4.5 million. Altama had elected to be taxed as an S corporation effective October 1, 2003 and, as a result, its provision for income taxes was made at different rates than the Company would expect Altama to incur going forward as part of its consolidated tax group. The Company believes that the presentation of these figures at its assumed tax rate provides a more useful comparison for investors.

Founded in 1969 and headed by Chairman, CEO and sole shareholder, Whitlow Wyatt, Atlanta-based Altama Delta Corporation operates under the trade name Altama Footwear and under the brand Altama(R). Altama has been a prime contractor to the US Department of Defense (DOD) for 35 consecutive years. Altama markets and distributes its products to federal, state and local agencies, military schools, law enforcement agencies and consumers, among other channels, throughout the US as well as in 70 countries. Launched in 1991, Altama's non-DOD, commercial business currently represents approximately 35% of Altama's net sales


ABOUT PHOENIX FOOTWEAR GROUP, INC.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets men's and women's footwear and apparel. The Company's premium brands include the Trotters(R), SoftWalk(R), H.S. Trask(R), and Ducks Unlimited(R) footwear lines and the Royal Robbins(R) and Audubon(R) apparel lines. The Company was ranked by Footwear News as the fastest growing footwear firm during the three-year period of 1999 to year-end 2001, and the 10th most profitable for 2002 based on net margins. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Phoenix Footwear Group ... Page 2

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward looking statements include, but are not limited to, statements regarding the expected benefits of the transaction, the likelihood and timing of the closing of the transaction and the impact of the transaction on Phoenix Footwear's 2004 operating results and beyond. Investors are cautioned that all forward-looking statements involve risks and uncertainty that could cause actual results to differ materially from those in the forward-looking statements. These risks include, without limitation, the possibility that the transaction will not close or that the closing may be delayed, the Company will not achieve anticipated benefits from the transaction, or that the Company will not successfully integrate the operations of Altama without encountering difficulties such as unanticipated costs, possible difficulty in retaining customers and supplier or manufacturing relationships, the failure to retain key employees, the diversion of management attention or failure to integrate the Company's information and accounting systems. More information about potential factors that could affect Phoenix Footwear's business and financial results is included in Phoenix Footwear's Annual Report on Form 10-K for the fiscal year ended Dec. 27, 2003 filed with the Securities and Exchange Commission (the "SEC"), which is available at the SEC's website at www.sec.gov. All forward-looking statements included in this press release are based on information available at the time of the release, and Phoenix Footwear assumes no obligation to update any forward-looking statement.

CONTACTS

Kenneth Wolf
Chief Financial Officer
Phoenix Footwear Group, Inc.
(760) 602-9688

Todd St.Onge
Brainerd Communicators, Inc.
(212) 986-6667